Exhibit 4.2

BROOKFIELD ASSET MANAGEMENT INC.

- and -

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

- and -

BROOKFIELD INFRASTRUCTURE L.P.

- and -

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.

- and -

BROOKFIELD INFRASTRUCTURE US HOLDINGS I CORPORATION

- and -

BIP BERMUDA HOLDINGS I LIMITED

- and -

BIP BERMUDA HOLDINGS V LIMITED

- and -

BROOKFIELD INFRASTRUCTURE GROUP L.P.

- and -

BROOKFIELD INFRASTRUCTURE GROUP CORPORATION

- and -

BROOKFIELD ASSET MANAGEMENT (BARBADOS) INC.

- and -

BROOKFIELD GLOBAL INFRASTRUCTURE ADVISOR LIMITED

- and -

BROOKFIELD INFRASTRUCTURE GROUP (AUSTRALIA) PTY LIMITED

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

March 28, 2014

TABLE OF CONTENTS

ARTICLE 1
	INTERPRETATION	2
1.1	Definitions	2
1.2	Headings and Table of Contents	8
1.3	Gender and Number	8
1.4	Actions by the Service Providers or the Service Recipients	8
1.5	Currency	9
1.6	Invalidity of Provisions	9
1.7	Entire Agreement	9
1.8	Waiver, Amendment	9
1.9	Governing Law	9

ARTICLE 2
	APPOINTMENT OF THE SERVICE PROVIDERS	10
2.1	Appointment and Acceptance	10
2.2	Other Holding Entities	10
2.3	Other Service Providers	10

ARTICLE 3
	SERVICES AND POWERS OF THE SERVICE PROVIDERS	10
3.1	Services	10
3.2	Responsibility for Certain Services	12
3.3	Supervision of Service Providers’ Activities	12
3.4	Restrictions on the Service Providers	13
3.5	Errors and Omissions Insurance	13

ARTICLE 4
	RELATIONSHIP BETWEEN THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS	13
4.1	Other Activities	13
4.2	Exclusivity	13
4.3	No Partnership or Joint Venture	14

ARTICLE 5
	MANAGEMENT AND EMPLOYEES	14
5.1	Management and Employees	14

ARTICLE 6
	INFORMATION AND RECORDS	14
6.1	Books and Records	14
6.2	Examination of Records by the Service Recipients	15
6.3	Access to Information by Service Provider Group	15
6.4	Additional Information	15

ARTICLE 7
	FEES AND EXPENSES	16
7.1	Net Base Management Fee and Base Management Fee Adjustment	16
7.2	Maximum Fees Payable by Service Recipients	16
7.3	Currency	16
7.4	Computation and Payment of Net Base Management Fee	16
7.5	Failure to Pay When Due	17
7.6	Expenses	17
7.7	Governmental Charges	18
7.8	Computation and Payment of Expenses and Governmental Charges	18

ARTICLE 8
	BAM’S OBLIGATIONS	18

ARTICLE 9
	REPRESENTATIONS AND WARRANTIES
	OF BAM, THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS	19
9.1	Representations and Warranties of the Service Providers and BAM	19
9.2	Representations and Warranties of the Service Recipients	20

ARTICLE 10
	LIABILITY AND INDEMNIFICATION	20
10.1	Indemnity	20
10.2	Limitation of Liability	22

ARTICLE 11
	TERM AND TERMINATION	22
11.1	Term	22
11.2	Termination by the Service Recipients	22
11.3	Termination by the Service Providers	23
11.4	Survival Upon Termination	24
11.5	Action Upon Termination	24
11.6	Release of Money or other Property Upon Written Request	24

ARTICLE 12
	GENERAL PROVISIONS	25

ii

12.1	Limited Liability of Limited Partners of the BIP Partnership and Infrastructure Partnership	25
12.2	Assignment	25
12.3	Subcontracting and Other Arrangements	26
12.4	Enurement	26
12.5	Notices	26
12.6	Further Assurances	29
12.7	Counterparts	29

iii

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AGREEMENT made as of the 28th day of March, 2014.

B E T W E E N:

BROOKFIELD ASSET MANAGEMENT INC. (“BAM”),
a corporation existing under the laws of the Province of Ontario

- and -

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
(the “BIP Partnership”), a limited partnership existing under the laws of Bermuda

- and -

BROOKFIELD INFRASTRUCTURE L.P. (the “Infrastructure Partnership”), a limited partnership existing under the laws of Bermuda

- and -

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC. (“CanHoldco”), a corporation existing under the laws of the Province of Ontario

- and -

BROOKFIELD INFRASTRUCTURE US HOLDINGS I CORPORATION (“US Holdco”), a corporation existing under the laws of the State of Delaware

- and —

BIP BERMUDA HOLDINGS I LIMITED (“BIP Bermuda I”), an exempted company existing under the laws of Bermuda

- and —

BIP BERMUDA HOLDINGS V LIMITED (“BIP Bermuda V”), an exempted company existing under the laws of Bermuda

- and —

BROOKFIELD INFRASTRUCTURE GROUP L.P.
(the “Canadian Service Provider”), a limited partnership existing under the laws of the Province of Manitoba

- and —

BROOKFIELD INFRASTRUCTURE GROUP CORPORATION
(the “US Service Provider”), a corporation existing under the laws of the State of Delaware

- and —

BROOKFIELD ASSET MANAGEMENT (BARBADOS) INC., (“the International Service Provider”), a corporation existing under the laws of Barbados

- and —

BROOKFIELD GLOBAL INFRASTRUCTURE ADVISOR LIMITED (the “UK Service Provider”), a company existing under the laws of England

- and -

BROOKFIELD INFRASTRUCTURE GROUP (AUSTRALIA) PTY LIMITED (the “Australian Service Provider”),  a company existing under the laws of Australia

RECITALS:

A.                                    The Service Recipients (as defined below) directly or indirectly hold interests in infrastructure operations (all such operations, from time to time, being called the “Infrastructure Operations”); and

B.                                    the BIP Partnership, the Infrastructure Partnership and certain primary subsidiaries of the Infrastructure Partnership engaged the Service Providers (as defined below) to provide or arrange for other members of the Service Provider Group (as defined below) to provide to the Service Recipients certain management and administration services, subject to the terms and conditions of the amended and restated master services agreement dated January 20, 2014 (the “Current Agreement”); and

C.                                    the BIP Partnership, the Infrastructure Partnership and the Holding Entities (as defined below) wish to amend and restate the Current Agreement to reflect changes to the partnership interests in the Infrastructure Partnership and make certain other amendments to the terms and conditions of the Current Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1                               “Additional Information” has the meaning assigned thereto in Section 6.4;

1.1.2                               “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.3                               “Agreement” means this Amended and Restated Master Services Agreement as the same may be amended from time to time, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.4                               “Australian Service Provider” has the meaning assigned thereto in the preamble;

1.1.5                               “BAM” has the meaning assigned thereto in the preamble;

1.1.6                               “BAM Group” means BAM, any of its Affiliates and any Brookfield Fund, but excludes members of the BIP Group;

1.1.7                               “Base Management Fee” means the base management fee, calculated quarterly in arrears, in an aggregate amount equal to 0.3125% (1.25% annually) of the Market Value;

1.1.8                               “Base Management Fee Adjustment” has the meaning assigned thereto in Section 7.1.2;

1.1.9                               “BIP Bermuda I” has the meaning assigned thereto in the preamble;

1.1.10                        “BIP Bermuda V” has the meaning assigned thereto in the preamble;

1.1.11                        “BIP Group” means the BIP Partnership, the Infrastructure Partnership, the Holding Entities, the Operating Entities and any other direct or indirect Subsidiary of a Holding Entity;

1.1.12                        “BIP Partnership” has the meaning assigned thereto in the preamble;

1.1.13                        “Brookfield Fund” means any private investment entity, managed account, joint venture, consortium, partnership or investment fund established, sponsored or managed by a member of the BAM Group;

1.1.14                        “Business Day” means any day, other than a Saturday, a Sunday or any legal holiday recognized as such by the government of any of Bermuda, Barbados or the Province of Ontario;

1.1.15                        “Canadian Service Provider” has the meaning assigned thereto in the preamble;

1.1.16                        “CanHoldco” has the meaning assigned thereto in the preamble;

1.1.17                        “Capital Commitment” means, with respect to any Operating Entity, at any time, the amount that a Service Recipient has committed at such time to contribute (either as debt or equity) to such Operating Entity as set forth in the terms of the subscription agreement or other underlying documentation with respect to such Operating Entity at or prior to such time;

1.1.18                        “Capital Contribution” means, with respect to any Operating Entity, at any time, the amount of capital that a Service Recipient has contributed (either as debt or equity) to such Operating Entity at or prior to such time;

1.1.19                        “Claims” has the meaning assigned thereto in Section 10.1.1;

1.1.20                        “Control” means the control by one Person of another Person in accordance with the following:  a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose;

1.1.21                        “Creditable Operating Entity Payment” means the proportion of each cash payment made by an Operating Entity to any member of the BAM Group, including any payment made in the form of a dividend, distribution or other profit entitlement, which the Service Providers determine to be comparable to the Base Management Fee that is attributable to the Partnership Capital invested in or committed to that Operating Entity, as applicable; provided that the aggregate amount of any Creditable Operating Entity Payments made by such Operating Entity shall not exceed an amount equal to 0.3125% of the amount of Partnership Capital invested in such Operating Entity;

1.1.22                        “Current Agreement” has the meaning assigned thereto in the recitals;

1.1.23                        “Expenses” has the meaning assigned thereto in Section 7.6.2;

1.1.24                        “Fair Market Value” means, with respect to a Unit or Security, (i) if such Unit or Security is listed on a stock exchange or public quotation system, the Trading Price of such Unit or Security, as applicable, or (ii) if such Unit or Security is not listed on a stock exchange or public quotation system, the fair market value of such Unit or Security, as applicable, as determined by the Governing Body of the Managing General Partner;

1.1.25                        “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function;

1.1.26                        “Governing Instruments” means (i) the memorandum of association and bye-laws in the case of an exempted company existing under the laws of Bermuda, (ii) the certificate of incorporation, amalgamation or continuance, as applicable, and by-laws in the case of a corporation, (iii) the memorandum and articles of association and by-laws, as applicable, in the case of a limited company, (iv) the partnership agreement in the case of a partnership, (v) the articles of formation and operating agreement in the case of a limited liability company, (vi) the trust instrument in the case of a trust and (vii) any other similar governing document under which an entity was organized, formed or created and operates, in each case as amended, supplemented or otherwise modified from time to time;

1.1.27                        “Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) self-regulatory organization or stock exchange, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.28                        “Governmental Charge” has the meaning assigned thereto in Section 7.7;

1.1.29                        “Holding Entities” means CanHoldco, US Holdco, BIP Bermuda I, BIP Bermuda V and any other primary holding Subsidiaries of the Infrastructure Partnership, excluding, for greater certainty, any Operating Entities;

1.1.30                        “Incentive Distribution” means any performance-based dividend, distribution or other profit entitlement but, for greater certainty, does not include Service Agreement Fees or Creditable Operating Entity Payments;

1.1.31                        “Indemnified Party” has the meaning assigned thereto in Section 10.1;

1.1.32                        “Indemnifying Party” has the meaning assigned thereto in Section 10.1;

1.1.33                        “Independent Committee” means a committee of the board of directors of the Managing General Partner made up of directors that are “independent” of BAM and its Affiliates, in accordance with the Managing General Partner’s Governing Instruments;

1.1.34                        “Infrastructure Operations” has the meaning assigned thereto in the recitals;

1.1.35                        “Infrastructure Partnership” has the meaning assigned thereto in the preamble;

1.1.36                        “Interest Rate” means, for any day, the annual rate of interest equal to the London Interbank Offering Rate;

1.1.37                        “International Service Provider” has the meaning assigned thereto in the preamble;

1.1.38                        “Laws” means all laws (including common law), statutes, regulations, statutory rules, by-laws, orders, ordinances, directives and the terms and conditions of any approvals, permits, licences or judgements of any Governmental Authority, together with any applicable enforceable published notes, guidelines or policies, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.39                        “Licensing Agreements” means the licensing agreements between Brookfield Global Asset Management Inc. and each of the BIP Partnership and the Infrastructure Partnership, pursuant to which the BIP Partnership and the Infrastructure Partnership have been granted a non-exclusive, royalty-free license to use the “Brookfield” name and the “Brookfield” logo;

1.1.40                        “Managing General Partner” means Brookfield Infrastructure Partners Limited, which is the BIP Partnership’s general partner;

1.1.41                        “Market Value” means, with respect to any Quarter, the sum of (i) the Fair Market Value of a Unit multiplied by the number of issued and outstanding Units on the last trading day of the Quarter (assuming full conversion of any limited partnership interests held by any member of the BAM Group in the Infrastructure Partnership into Units), plus (ii) for each class or series of Security, the Fair Market Value of a Security of such class or series multiplied by the number of Securities of such class or series issued and outstanding on the last trading day of the Quarter (calculated on a fully-diluted basis), plus (iii) the principal amount of any debt not captured by paragraph (ii) of this Section 1.1.41 owed by each Service Recipient as of the last trading day of the applicable Quarter to any Person that is not a member of the BIP Group, which debt has recourse to any Service Recipient, less any amount of cash held by all Service Recipients on such day;

1.1.42                        “Net Base Management Fee” means the Base Management Fee, as adjusted pursuant to Section 7.1.1;

1.1.43                        “Operating Entities” means, from time to time, the Persons other than the Service Recipients or the Holding Entities that (i) directly hold the Infrastructure Operations, or (ii) indirectly hold the Infrastructure Operations, but all of the interests of which are not held by a Service Recipient or a Holding Entity, including in the case of each of (i) and (ii), any joint ventures, partnerships and consortium arrangements, and, other than in the case of each of (i) and (ii), any Person in which the Service Recipients or the Holding Entities, directly or indirectly, hold interests for investment purposes only of less than 5% of the outstanding equity securities of that Person;

1.1.44                        “Operational and Other Services” means any services provided by any member of the BAM Group, to the Operating Entities, including financial advisory, operations and maintenance, development, operating management and other services;

1.1.45                        “Partnership Capital” means any Capital Commitment and/or (as the context requires) any Capital Contribution;

1.1.46                        “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.47                        “Principal Exchange” means the principal stock exchange or public quotation system (determined on the basis of aggregate trading volume for the prior four months) on which the Units or Securities, as applicable, are listed;

1.1.48                        “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.49                        “Redemption-Exchange Units” means the limited partnership units of the Infrastructure Partnership with the rights and obligations specified in the limited partnership agreement of the Infrastructure Partnership and that are designated as Redemption-Exchange Units;

1.1.50                        “Relationship Agreement” means the amended and restated relationship agreement dated as of the date hereof entered into among the BIP Partnership, the Infrastructure Partnership, the Holding Entities, BAM and the Service Providers that governs aspects of the relationship among them;

1.1.51                        “Security” means with respect to each Service Recipient, any issued and outstanding security of such Service Recipient (other than, in the case of the BIP Partnership, the Units) that is not held by any member of the BIP Group;

1.1.52                        “Service Agreement” means any agreement or arrangement entered into pursuant to Section 12.3 between any Service Recipient and any member of the Service Provider Group pursuant to which Services are provided;

1.1.53                        “Service Agreement Fee” means, in any Quarter, any cash payment, including any such payment made in the form of a dividend, distribution or other profit entitlement, which the Service Providers determine to be comparable to the Base Management Fee, and which is payable by a Service Recipient to a member of the BAM Group with respect to such Quarter;

1.1.54                        “Service Provider Group” means the Service Providers and any qualified member of the BAM Group that any Service Provider has arranged to provide the Services to any Service Recipient;

1.1.55                        “Service Providers” means the Canadian Service Provider, the US Service Provider, the International Service Provider, the UK Service Provider and the Australian Service Provider and any other Affiliate of BAM that is appointed by a Service Provider from time to time to act as a service provider pursuant to this Agreement;

1.1.56                        “Service Recipient” means the BIP Partnership, the Infrastructure Partnership, CanHoldco, US Holdco, BIP Bermuda I, and, at the option of the BIP Partnership, any entity in which any of the foregoing or any combination of the foregoing holds, directly or indirectly, all of the common equity or equivalent interests, excluding, for greater certainty, any Operating Entities;

1.1.57                        “Services” has the meaning assigned thereto in Section 3.1;

1.1.58                        “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.59                        “Trading Price” means, in any Quarter, with respect to any Unit or Security that is listed on a stock exchange or public quotation system, the volume-weighted average trading price of such Unit or Security on the Principal Exchange for the five trading days ending on the last trading day of such Quarter, provided that where the Trading Price of such Unit or Security is calculated in any currency other than U.S. dollars, such amount will be converted to U.S. dollars for purposes of this Agreement in accordance with the applicable exchange rate, as determined by the Service Providers acting reasonably;

1.1.60                        “Transaction Fees” means fees paid or payable by the Service Recipients, which are on market terms, with respect to financial advisory services ordinarily carried out by investment banks in the context of mergers and acquisitions transactions;

1.1.61                        “UK Service Provider” has the meaning assigned thereto in the preamble;

1.1.62                        “Units” means the limited partnership units of the BIP Partnership;

1.1.63                        “US Holdco” has the meaning assigned thereto in the preamble; and

1.1.64                        “US Service Provider” has the meaning assigned thereto in the preamble.

1.2                                                                               Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3                                                                               Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.4                                                                              Actions by the Service Providers or the Service Recipients

Unless the context requires otherwise, where the consent or a determination is required by any Service Provider or Service Recipient hereunder, the parties shall be entitled to conclusively rely upon it having been given or taken, as applicable, if, such Service Provider or  Service Recipient, as applicable, has communicated the same in writing.

1.5                                                                               Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in U.S. currency.

1.6                                                                               Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.  The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.7                                                                               Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.  There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.  Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8                                                                               Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9                                                                              Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 2
APPOINTMENT OF THE SERVICE PROVIDERS

2.1                                                                               Appointment and Acceptance

2.1.1                               Subject to the provisions of this Agreement, the BIP Partnership, the Infrastructure Partnership and the Holding Entities appoint the Service Providers to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients.  This appointment will be subject to the express terms of this Agreement and to each Service Recipient’s Governing Body’s supervision of the Service Providers and obligation to manage and control the affairs of such Service Recipient.

2.1.2                               The Service Providers hereby accept the appointment provided for in Section 2.1.1.

2.2                                                                               Other Holding Entities

The parties acknowledge that any Holding Entity that is not a party to this Agreement will execute a counterpart of this Agreement agreeing to be bound by the terms of this Agreement.

2.3                                                                               Other Service Providers

Any Service Provider may, from time to time, appoint an Affiliate of BAM to act as a new Service Provider under this Agreement, effective upon the execution of a joinder agreement by the new Service Provider in the form set forth on Schedule A hereto.

ARTICLE 3
SERVICES AND POWERS OF THE SERVICE PROVIDERS

3.1                                                                               Services

The Service Providers will provide or arrange for the provision by other members of the Service Provider Group of, and will have the exclusive power and authority to provide or arrange for the provision by other members of the Service Provider Group of, the services (the “Services”) described below:

3.1.1                               causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

3.1.2                               establishing and maintaining or supervising the establishment and maintenance of books and records;

3.1.3                               identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

3.1.4                               recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

3.1.5                               recommending to the Service Recipients suitable candidates to serve on the Governing Bodies of the Operating Entities;

3.1.6                               making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the Operating Entities;

3.1.7                               making recommendations with respect to the payment of dividends or other distributions by the Service Recipients, including distributions by the BIP Partnership to its unitholders;

3.1.8                               monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant Governing Body;

3.1.9                               attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant Governing Body;

3.1.10                        supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by each Service Recipient;

3.1.11                        causing the Service Recipients’ annual consolidated financial statements and quarterly interim financial statements to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant Governing Body for its prior approval;

3.1.12                        making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance, as the relevant member of the Service Provider Group and the relevant Governing Body may from time to time agree;

3.1.13                        arranging for individuals to carry out the functions of the principal executive, accounting and financial officers for the BIP Partnership only for purposes of applicable securities laws;

3.1.14                        providing individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.15                        advising the Service Recipients regarding the maintenance of compliance with applicable Law and other obligations; and

3.1.16                        providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

3.2                                                                               Responsibility for Certain Services

Notwithstanding any provision herein to the contrary:

3.2.1                               the US Service Provider, the International Service Provider, the Australian Service Provider and, subject to the remainder of this Section 3.2, the UK Service Provider shall be responsible for the provision of Services to the BIP Partnership and the Infrastructure Partnership and the Canadian Service Provider shall not be responsible for the provision of any Services to the BIP Partnership and the Infrastructure Partnership;

3.2.2                               the US Service Provider, the International Service Provider and the Australian Service Provider shall be responsible for the provision of the Services described in Sections 3.1.1, 3.1.2, 3.1.4, 3.1.7-3.1.11 and 3.1.16 to the BIP Partnership and the Infrastructure Partnership and the UK Service Provider shall not be responsible for the provision of, nor shall it provide, any such Services;

3.2.3                               the US Service Provider, the International Service Provider and the Australian Service Provider shall be responsible for the provision of the Services to any Service Recipient that is not (i) an Affiliate of the UK Service Provider, or (ii) acting as principal, and the UK Service Provider shall not be responsible for the provision of, nor shall it provide, any such Services; and

3.2.4                               any Services provided to the Infrastructure Partnership in connection with any securities, whether equity or debt, of CanHoldco that are held by the Infrastructure Partnership shall be provided by the US Service Provider, the International Service Provider or the Australian Service Provider or an Affiliate of either the US Service Provider, the International Service Provider or the Australian Service Provider that is not resident in Canada with whom the US Service Provider, the International Service Provider or the Australian Service Provider as the case may be, has made arrangements for the provision of such Services or to whom the US Service Provider, the International Service Provider or the Australian Service Provider, as the case may be, has subcontracted the provision of such Services.

3.3                                                                               Supervision of Service Providers’ Activities

The Service Providers will perform their duties hereunder as independent contractors of the Service Recipients and will, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and will only provide such Services as such Governing Body may request including the Services identified herein and provided that the relevant Governing Body shall remain responsible for all investment and divestment decisions made by the Service Recipient.

3.4                                                                               Restrictions on the Service Providers

3.4.1                               The Service Providers will and will cause any other member of the Service Provider Group to refrain from taking any action that is not in compliance with or would violate any Law or that otherwise would not be permitted by the Governing Instruments of the Service Recipients.  If any Service Provider or any member of the Service Provider Group is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body of its judgment that such action would adversely affect such status or violate any such Law or Governing Instrument.

3.4.2                               In performing its duties under this Agreement, each member of the Service Provider Group will be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other, professional advisors) and will be permitted to rely in good faith upon the direction of the secretary of a Service Recipient’s Governing Body (or any Person serving in a similar capacity) to evidence any approvals or authorizations that are required under this Agreement.  All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Service Providers will refer to the Governing Body.

3.5                                                                               Errors and Omissions Insurance

Each of the Service Providers and any other member of the Service Provider Group will at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by members of the Service Provider Group under this Agreement and in an amount which is comparable to that which is customarily maintained by such other Persons.

ARTICLE 4
RELATIONSHIP BETWEEN THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS

4.1                                                                               Other Activities

Subject to the terms of the Relationship Agreement, no member of the Service Provider Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Service Provider Group) will be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

4.2                                                                               Exclusivity

The Service Recipients will not, during the term of this Agreement, engage any other Person to provide any services comparable to those to be provided by the Service Provider Group hereunder without the prior written consent of the Canadian Service Provider, which may be withheld in the absolute discretion of the Canadian Service Provider.

4.3                                                                               No Partnership or Joint Venture

The Service Recipients and the Service Providers are not partners or joint venturers with each other, and nothing herein will be construed so as to make them partners or joint venturers or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Service Providers from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5
MANAGEMENT AND EMPLOYEES

5.1                                                                               Management and Employees

The Service Providers will arrange or will arrange for another member of the Service Provider Group to arrange for such qualified personnel and support staff to be available to carry out the Services.  Such personnel and support staff will devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Service Provider Group reasonably deems necessary and appropriate, commensurate with the level of activity of the Service Recipients from time to time.  Such personnel need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

To the extent applicable, each of the Service Recipients will make available to the Service Provider Group, and grant the Service Provider Group access to, the employees or contractors of the Service Recipients as the Service Provider Group may from time to time reasonably request in order for the Service Provider Group to perform its obligations, covenants and responsibilities and exercise its rights pursuant to the terms hereof.

ARTICLE 6
INFORMATION AND RECORDS

6.1                                                                               Books and Records

6.1.1                               The Service Providers will, or will cause any other member of the Service Provider Group, as applicable, to maintain proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles consistently applied and all requirements of applicable Laws, will be made in respect of the performance of the Services under this Agreement.

6.1.2                               The Service Recipients will maintain proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made.

6.2                                                                               Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Service Provider Group, the relevant member of the Service Provider Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 6.1.1.  In addition, the Service Provider Group will make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives will from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients.  Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Service Provider Group’s business in the ordinary course.

6.3                                                                               Access to Information by Service Provider Group

6.3.1                               The Service Recipients will:

6.3.1.1                              grant, or cause to be granted, to the Service Provider Group full access to all documentation and information necessary in order for the Service Provider Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including all of the books, records, and documents, financial and operating data of the Service Recipients required to be maintained under Section 6.1.2 and to enable the Service Provider Group to provide the Services; and

6.3.1.2                              provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Service Provider Group, and promptly notify the appropriate member of the Service Provider Group of any material facts or information of which the Service Recipients is aware, which may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including maintenance of proper financial records, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against the Service Recipients, or any of its Subsidiaries, before any court of administrative tribunal.

6.4                                                                               Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information (“Additional Information”) which may be utilized with respect to, or may augment the value of, business interests and related assets in which the relevant Service Provider or its Affiliates have an interest and, subject to compliance with this Agreement, that neither the relevant Service Provider nor its Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant Service Provider will not (and will cause its Affiliates not to), in making any use of Additional Information, do so in any manner that the relevant Service Provider or its Affiliates know, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE 7
FEES AND EXPENSES

7.1                                                                               Net Base Management Fee and Base Management Fee Adjustment

7.1.1                               The Service Recipients hereby agree to pay as provided by this Article 7, during the term of this Agreement, the Net Base Management Fee, quarterly in arrears.

7.1.2                               The amount of the Net Base Management Fee payable hereunder for any Quarter will be equal to the amount of the Base Management Fee reduced (the “Base Management Fee Adjustment”) by the following amounts, to the extent that such amounts have not previously reduced the amount of the Base Management Fee as a result of the application of the Base Management Fee Adjustment in a previous Quarter:

7.1.2.1                              any Service Agreement Fees paid in or payable for that Quarter; and

7.1.2.2                              any Creditable Operating Entity Payments paid in or payable for that Quarter.

7.1.3                               For greater certainty, the Base Management Fee will not be reduced by operation of this Agreement by the amount of any (i) Incentive Distribution paid or payable by any Service Recipient or Operating Entity to any member of the BAM Group; (ii) any fees for Operational and Other Services that are paid or payable by any Operating Entity to any member of the BAM Group; or (iii) any Transaction Fees.

7.2                                                                               Maximum Fees Payable by Service Recipients

In no event shall the Service Recipients be obligated under this Agreement and the Service Agreements to pay, in the aggregate in respect of any Quarter, any amount exceeding the Base Management Fee payable for that Quarter, after giving effect to any reductions for Creditable Operating Entity Payments contemplated by Section 7.1.2.

7.3                                                                               Currency

For the purposes of Section 7.1.2 hereof, if a payment giving rise to a Base Management Fee Adjustment was denominated in a currency other than U.S. dollars, the amount of such payment will be converted to U.S. dollars for purposes of this Agreement in accordance with the applicable exchange rate, as determined by the Service Providers acting reasonably.

7.4                                                                              Computation and Payment of Net Base Management Fee

7.4.1                               The Service Providers or another member of the Service Provider Group will compute each instalment and allocation (pursuant to the method of allocation determined from time to time by agreement of the Service Providers and the Service Recipients) of the Net Base Management Fee (including computation of the Base Management Fee Adjustment, by and to whom the Net Base Management Fee is paid approximately 30 days before the end of the Quarter with respect to which such instalment is payable.  A copy of the computations and allocations made will thereafter, for informational purposes only, promptly be delivered to each Service Recipient by the relevant member of the Service Provider Group upon request.  Payment of such instalment and allocation of the Net Base Management Fee shown therein will be due and payable no later than the last day of the Quarter.  Unless otherwise agreed to by the Service Providers and the Service Recipients, the Net Base Management Fee shall be allocated among the Service Recipients on the basis that each Holding Entity (other than BIP Bermuda V and any other Holding Entity created or acquired after the date of this Agreement that the BIP Partnership has not elected to be included as a Service Recipient) and its Subsidiaries shall be responsible each Quarter for an amount equal to 0.3125% times the equity and debt capitalization provided to such Holding Entity by the Infrastructure Partnership, less the amount of any Service Agreement Fees and Creditable Operating Entity Payments attributable to such Holding Entity and its Subsidiaries.

7.5                                                                               Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Service Provider Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

7.6                                                                               Expenses

7.6.1                               The Service Providers acknowledge and agree that the Service Recipients will not be required to reimburse any member of the Service Provider Group for the salaries and other remuneration of the management, personnel or support staff who provide the Services to such Service Recipients or overhead for such persons.

7.6.2                               Each of the Service Recipients will reimburse the relevant member of the Service Provider Group for all out-of-pocket fees, costs and expenses, including those of any third party, (other than those contemplated by Section 7.6.1) (“Expenses”) incurred by the relevant member of the Service Provider Group in connection with the provision of the Services.  Such Expenses are expected to include, among other things:

7.6.2.1                              fees, costs and expenses relating to any debt or equity financing;

7.6.2.2                              fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

7.6.2.3                              taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient;

7.6.2.4                              amounts owed under indemnification, contribution or similar arrangements;

7.6.2.5                              fees, costs and expenses relating to financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other Persons who provide services to a Service Recipient;

7.6.2.6                              any other fees, costs and expenses incurred by the relevant member of the Service Provider Group that are reasonably necessary for the performance by the relevant member of the Service Provider Group of its duties and functions under this Agreement or any Service Agreement; and

7.6.2.7                              fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or that is proposed to be made.

7.7                                                                               Governmental Charges

Without limiting Section 7.6, the Service Recipients shall, in addition to the Net Base Management Fee, pay or reimburse the relevant member of the Service Provider Group for all sales, use, value added, withholding or other taxes, customs duties or other governmental charges (“Governmental Charges”), which are levied or imposed by any Governmental Authority by reason of this Agreement, any Service Agreement or any other agreement contemplated by this Agreement, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any member of the Service Provider Group which are personal to such member of the Service Provider Group.  Any failure by the Service Provider Group to collect monies on account of these Governmental Charges shall not constitute a waiver of the right to do so.

7.8                                                                               Computation and Payment of Expenses and Governmental Charges

The Service Providers or another member of the Service Provider Group will prepare a statement documenting the Expenses and Governmental Charges to be reimbursed by the Service Recipients pursuant to this Article 7 and will deliver such statement to each Service Recipient, approximately 30 days prior to the end of the Quarter.  All Expenses and Governmental Charges reimbursable pursuant to this Article 7 will be reimbursed no later than the date which is last day of the Quarter.  The provisions of this Section 7.8 will survive the termination of this Agreement.

ARTICLE 8
BAM’S OBLIGATIONS

BAM’s sole obligation pursuant to this Agreement shall be to use its commercially reasonable efforts to cause its Subsidiaries (other than any member of the BIP Group) to provide Services to the Service Recipients, as applicable, in accordance with the direction of the Service Providers.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
OF BAM, THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS

9.1                                                                               Representations and Warranties of the Service Providers and BAM

Each of the Service Providers (or, as applicable, its general partner on its behalf) and BAM hereby represents and warrants to the Service Recipients that:

9.1.1                               it (and, as applicable, its general partner) is validly organized and existing under the relevant laws governing its formation and existence;

9.1.2                               it, or another member of the Service Provider Group, holds such licenses or registrations necessary to perform its duties hereunder and is not aware of any reason why such licenses or registrations might be cancelled;

9.1.3                               it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.1.4                               it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.1.5                               the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, as applicable, the Governing Instruments of its general partner) or under any mortgage, lease, agreement or other legally binding instrument, license, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound;

9.1.6                               no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.1.7                               this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.2                                                                               Representations and Warranties of the Service Recipients

Each of the Service Recipients that is a party to this Agreement (or, as applicable, its general partner on its behalf) hereby represents and warrants to the Service Providers and BAM that:

9.2.1                               it (and, if applicable, its general partner) is validly organized and existing under the relevant laws governing its formation and existence;

9.2.2                               it, or the relevant Operating Entity, holds such licenses or registrations necessary to own and operate the Infrastructure Operations that it directly or indirectly owns or operates from time to time and is not aware of any reason why such licenses or registrations might be cancelled;

9.2.3                               it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.2.4                               it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.2.5                               the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its general partner);

9.2.6                               no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.2.7                               this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to:  (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 10
LIABILITY AND INDEMNIFICATION

10.1                                                                        Indemnity

10.1.1                        The Service Recipients (for purposes of this Article, each an “Indemnifying Party”) hereby jointly and severally agree, to the fullest extent permitted by applicable Law, to indemnify and hold harmless each of the Service Providers, any other member of the Service Provider Group, any of their Affiliates and any directors, officers, agents, members, partners, shareholders and employees of each of the foregoing (each, an “Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a regulatory authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.7; provided that no Indemnified Party will be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Indemnified Party, to have resulted from such Indemnified Party’s bad faith, fraud, wilful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

10.1.2                        The Service Providers and the Service Recipients agree that in case any Claim should be made by a third party arising from this Agreement or the Services provided hereunder, the Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.

10.1.3                        The Service Providers and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any third-party Claim involving an Indemnified Party pursuant to this Agreement, where such Claim is based, directly or indirectly, upon any matter in respect of which this Agreement provides for indemnification, the Indemnified Party in such case will notify the Indemnifying Party in writing of the commencement of such Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Indemnified Party hereunder) and, throughout the course of such Claim, such Indemnified Party will use its best efforts to provide copies of all relevant documentation to such Indemnifying Party and will keep the Indemnifying Party apprised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

10.1.4                        The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 10.1 will be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

10.1.5                        The indemnity provided in this Section 10.1 will survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

10.2                                                                        Limitation of Liability

10.2.1                        The Service Providers assume no responsibility under this Agreement other than to render the services called for hereunder in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of any member of the Service Provider Group, including as set forth in Section 3.3 hereof.

10.2.2                        The Service Recipients hereby agree that no Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body, an officer of a Service Recipient or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Indemnified Party’s bad faith, fraud, wilful misconduct, gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

10.2.3                        The maximum amount of the aggregate liability of any member of the Service Provider Group and any Affiliate, director, officer, employee, contractor, agent, advisor or other representative of any member of the Service Provider Group pursuant to this Agreement will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to Article 7.

10.2.4                        For the avoidance of doubt, the provisions of this Section 10.2 will survive the termination of this Agreement.

ARTICLE 11
TERM AND TERMINATION

11.1                                                                        Term

The Service Providers’ engagement hereunder will continue in full force and effect until terminated in accordance with Section 11.2 or Section 11.3.

11.2                                                                        Termination by the Service Recipients

11.2.1                        The Service Recipients may, subject to Section 11.2.2, terminate this Agreement effective upon 30 days’ prior written notice of termination to the Service Providers without payment of any termination fee if:

11.2.1.1                       any of the Service Providers or any of their permitted assignees or subcontractors defaults in the performance or observance of any material term, condition or agreement contained in this Agreement that results in material harm to the Service Recipients and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period;

11.2.1.2                       the Service Providers or any of their permitted assignees or subcontractors engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

11.2.1.3                       there is an event of any gross negligence on the part of the Service Providers or any of their permitted assignees or subcontractors in the performance of the duties under this Agreement and such negligence results in material harm to the Service Recipients; or

11.2.1.4                       each of the Service Providers makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.2.2                        This Agreement may only be terminated by the Managing General Partner on behalf of the BIP Partnership with the prior unanimous approval of the members of the Independent Committee.

11.2.3                        Each of the Service Recipients hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any investments that are made for the account of a Service Recipient provided that the Services called for herein are rendered in good faith by the Service Providers, the other members of the Service Provider Group and each of their permitted assignees and subcontractors, if any.

11.3                                                                        Termination by the Service Providers

11.3.1                        The Service Providers may terminate this Agreement:

11.3.1.1                       effective upon 30 days’ prior written notice of termination to the Service Recipients if any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Providers and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; or

11.3.1.2                       at any time if any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.4                                                                        Survival Upon Termination

If this Agreement is terminated pursuant to this Article 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Section 7.5, Article 10, Section 11.5 and Section 11.6 hereof.

11.5                                                                        Action Upon Termination

11.5.1                        From and after the effective date of the termination of this Agreement, the Service Providers will not be entitled to receive the Base Management Fee for further services under this Agreement, but will be paid all compensation accruing to and including the date of termination.

11.5.2                        Upon any termination of this Agreement, the Service Providers will forthwith:

11.5.2.1                       after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

11.5.2.2                       deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients;

11.5.2.3                       deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Service Provider Group; and

11.5.3                        Upon any termination of this Agreement, unless otherwise agreed by the Service Providers, the relevant Service Recipient will, or will cause any Operating Entity to, cease using the name “Brookfield” as part of its name or the “Brookfield” logo in accordance with the Licensing Agreements.

11.6                                                                        Release of Money or other Property Upon Written Request

The Service Providers hereby agree that any money or other property of the Service Recipients or their Subsidiaries held by the Service Provider Group under this Agreement shall be held by the relevant member of the Service Provider Group as custodian for such Person, and the relevant member of the Service Provider Group’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by such Person.  Upon the receipt by the relevant member of the Service Provider Group of a written request signed by a duly authorized representative of a Service Recipient requesting the relevant member of the Service Provider Group to release to the Service Recipient any money or other property then held by the relevant member of the Service

Provider Group for the account of such Service Recipient under this Agreement, the relevant member of the Service Provider Group shall release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 60 days following such request.  The relevant member of the Service Provider Group shall not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 11.6.  Each Service Recipient shall indemnify and hold harmless the relevant member of the Service Provider Group and any of its Affiliates (and any directors, officers, agents, members, partners, shareholders and employees of the foregoing) against any and all Liabilities which arise in connection with the relevant member of the Service Provider Group’s release of such money or other property to the Service Recipient in accordance with the terms of this Section 11.6.  Indemnification pursuant to this provision shall be in addition to any right of such Persons to indemnification under Section 10.1 hereof.  For the avoidance of doubt, the provisions of this Section 11.6 shall survive termination of this Agreement.

ARTICLE 12
GENERAL PROVISIONS

12.1                                                                        Limited Liability of Limited Partners of the BIP Partnership and Infrastructure Partnership

12.1.1                        The parties acknowledge that each of the BIP Partnership and Infrastructure Partnership is a limited partnership formed under the laws of Bermuda, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income.

12.2                                                                        Assignment

12.2.1                        This Agreement shall not be assigned by the Service Providers without the prior written consent of the BIP Partnership, except in the case of assignment by any of the Service Providers to an Affiliate or to a Person that is its successor by merger, consolidation or purchase of assets, in which case the Affiliate or successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such of the Service Providers is bound under this Agreement.  In addition, provided that the Service Providers provide prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of the Service Providers’ rights under this Agreement, including any amounts payable to the Service Providers under this Agreement, to a bona fide lender as security.

12.2.2                        This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Service Providers, except in the case of assignment by a Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Recipient is bound under this Agreement.

12.2.3                        Any purported assignment of this Agreement in violation of this Article 12 shall be null and void.

12.3                                                                        Subcontracting and Other Arrangements

Any Service Provider may subcontract to any other member of the Service Provider Group or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other member of the Service Provider Group or any other of its Affiliates, and the Service Recipients hereby consent to any such subcontracting or arrangement; provided that the Service Providers shall remain responsible to the Service Recipients for any Services provided by such other member of the Service Provider Group or Affiliate.

12.4                                                                        Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5                                                                        Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the 4th Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address will also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

12.5.1                        if to BAM:

Brookfield Asset Management Inc.
Suite 300, Brookfield Place
181 Bay Street, Box 762,
Toronto, Ontario
M5J 2T3

Attention:                                  Vice President, Legal Affairs
Telecopier number: 416-365-9642

12.5.2                        if to the BIP Partnership:

Brookfield Infrastructure Partners Limited
73 Front Street
Hamilton HM 12
Bermuda

Attention:                               Secretary

Telecopier number: 441-298-3304

12.5.3                        if to the Infrastructure Partnership:

Brookfield Infrastructure L.P.
73 Front Street
Hamilton HM 12
Bermuda

Attention:                                  Secretary

Telecopier number: 441-298-3304

12.5.4                        if to CanHoldco:

Brookfield Infrastructure Holdings (Canada) Inc.
Suite 300, Brookfield Place
181 Bay Street, Box 762,
Toronto, Ontario
M5J 2T3

Attention:                                  Secretary

Telecopier number: 416-365-3642

12.5.5                        if to US Holdco:

Brookfield Infrastructure US Holdings I Corporation
Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023
USA

Attention:                                  Secretary

Telecopier number: 212-417-7196

12.5.6                        if to BIP Bermuda I:

BIP Bermuda Holdings I Limited
73 Front Street
Hamilton HM 12
Bermuda

Attention:                                  Secretary

Telecopier number: 441-298-3304

12.5.7                        if to BIP Bermuda V

BIP Bermuda Holdings V Limited
73 Front Street
Hamilton HM 12
Bermuda

Attention:                                  Secretary

Telecopier number: 441-298-3304

12.5.8                        if to the Canadian Service Provider:

Brookfield Infrastructure Group L.P.

Suite 300, Brookfield Place
181 Bay Street, Box 762,
Toronto, Ontario
M5J 2T3

Attention:                                  Chief Executive Officer

Telecopier number: 416-365-9642

12.5.9                        if to the US Service Provider:

Brookfield Infrastructure Group Corporation
Brookfield Place
250 Vesey Street, 15th Floor
New York, NY
10281-1023
USA

Attention:                                  President

Telecopier number: 212-417-7196

12.5.10                 if to the International Service Provider

Brookfield Asset Management (Barbados) Inc.
Cedar Court, 2nd Floor
Wildey Business Park
St Michael, Barbados

Attention:                                  Secretary

Telecopier number: 246-436-6960

12.5.11                 if to the UK Service Provider:

Brookfield Infrastructure Global Advisor Limited

23 Hanover Square
London, England
W1S 1JB

Attention:                                         Secretary
Telecopier number: +44 (0) 20 7659 3501

12.5.12                 if to the Australian Service Provider:

Brookfield Infrastructure Group (Australia) Pty Limited

Level 22, 135 King Street

Sydney, New South Wales

2000

Australia

Attention:                                  Secretary

Telecopier number:  61 2 9322 2001

12.5.13                 if to any new Service Provider appointed pursuant to Section 2.3, at the address listed in the joinder agreement executed by the new Service Provider.

12.6                                                                        Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

12.7                                                                        Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ A.J. Silber
	Name:	A.J. Silber
	Title:	Vice-President, Legal Affairs

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

BROOKFIELD INFRASTRUCTURE L.P., by its managing general partner, BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.

By:	/s/ James Rickert
	Name:	James Rickert
	Title:	Vice-President and Secretary

BROOKFIELD INFRASTRUCTURE US HOLDINGS I CORPORATION

By:	/s/ Brett Fox
	Name:	Brett Fox
	Title:	Vice-President

BIP BERMUDA HOLDINGS I LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

BIP BERMUDA HOLDINGS V LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

BROOKFIELD INFRASTRUCTURE GROUP L.P., by its general partner, BROOKFIELD INFRASTRUCTURE GROUP G.P. INC.

By:	/s/ James Rickert
	Name:	James Rickert
	Title:	Vice-President and Secretary

BROOKFIELD INFRASTRUCTURE GROUP CORPORATION

By:	/s/ Brett Fox
	Name:	Brett Fox
	Title:	Vice-President

BROOKFIELD ASSET MANAGEMENT (BARBADOS) INC.

By:	/s/ Gregory McConnie
	Name:	Gregory McConnie
	Title:	Director

BROOKFIELD GLOBAL INFRASTRUCTURE ADVISOR LIMITED

By:	/s/ James Tuckey
	Name:	James Tuckey
	Title:	Director

BROOKFIELD INFRASTRUCTURE GROUP (AUSTRALIA) PTY LIMITED

By:	/s/ Jonathon Sellar
	Name:	Jonathon Sellar
	Title:	Director

Schedule A

JOINDER TO MASTER SERVICES AGREEMENT

THIS JOINDER to the Amended and Restated Master Services Agreement dated as of •, 2014 among Brookfield Asset Management Inc. (“BAM”), Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., the Holding Entities and the Service Providers (the “Amended and Restated Master Services Agreement”) is made and entered into as of this • day of • by •, a [corporation/partnership/limited partnership] governed by the laws of • (the “New Service Provider”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Amended and Restated Master Services Agreement.

RECITALS:

A.                                    The Amended and Restated Master Services Agreement provides that any Service Provider may, from time to time, appoint an Affiliate of BAM to act as a new Service Provider under that agreement;

B.                                    The New Service Provider is an Affiliate of BAM; and

C.                                    • Service Provider wishes to appoint the New Service Provider to act as a new Service Provider under the Amended and Restated Master Services Agreement and the New Service Provider wishes to accept such appointment.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Joinder and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                      Agreement to be Bound.  The New Service Provider hereby agrees that upon execution of this Joinder, it shall become a party to the Amended and Restated Master Services Agreement and acknowledges that it is fully bound by, and subject to, all of the covenants, representations, terms and conditions of the Service Providers under the Amended and Restated Master Services Agreement.

2.                                      Successors and Assigns.  Any purported assignment of this Joinder in violation of section • of the Amended and Restated Master Services Agreement will be null and void.

3.                                      Enurement.  This Joinder will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.                                      Notices.  Notices and other communications to the New Service Provider will be addressed as follows:

•

5.                                      Counterparts.  This Joinder may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

6.                                      Governing Law.  This Joinder will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Joinder as of the day and year first above written.

[• SERVICE PROVIDER]

By:
Name:
Title:

[NEW SERVICE PROVIDER]

By:
Name:
Title: